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                                                              EXHIBIT 99.10


                           MATTEL INC.
                    PERSONAL INVESTMENT PLAN
             FIRST AMENDMENT TO THE 1993 RESTATEMENT


          The Mattel, Inc. Personal Investment Plan (the "Plan")

is hereby amended as follows:


     (1)  Effective January 1, 1994, Section 2.16(e) of the Plan

is hereby amended to read in its entirety as follows:

               "(e) Effective for Plan Years commencing on and after January 1, 1994, the `Compensation' of any Employee taken into account under the Plan for any Plan Year shall not exceed $150,000 (or such adjusted amount as may be prescribed for such Plan Year pursuant to
          Section 401(a)(17) of the Code). In determining the Compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) of the Code shall apply, except in applying such rules, the term `family' shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the year. If, as a result of the application of such rules the adjusted $150,000 limitation is exceeded, then, the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this Subsection (e) prior to the application of this limitation."


     (2)  Effective January 1, 1993, Section 5.8 of the Plan is

hereby amended to read in its entirety as follows:

               "5.8 Participant Transfer/Rollover Contributions.
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               Effective as of an Eligible Employee's Employment
          Commencement Date, or such later date as may be determined by the Administrator, amounts, if any, distributed to such Eligible Employee or payable to

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          such Eligible Employee from another plan that satisfies
          the requirements of Code Section 401(a), or held in an individual retirement account which is attributable solely to a rollover contribution within the meaning of Code Section 408(d)(3), may be transferred to this Plan, including by direct rollover from another plan that satisfies the requirements of Code Section 401(a), and credited to the Participant's Transfer/Rollover Account in accordance with Code Section 402 and rules which the Committee shall prescribe from time to time; provided, however, the Committee determines that the continued qualification of this Plan under Code Section 401(a) or 401(k) would not be adversely affected by such transfer, or would cause this Plan to become a `transferee plan,' within the meaning of Code Section 401(a)(11). Any amounts transferred in accordance with this Section 5.8, which shall be in cash, shall not be subject to distribution to the Participant except as expressly provided under the terms of this Plan."


          IN WITNESS WHEREOF, Mattel, Inc. has caused this

instrument to be executed by its duly authorized officer this

21st day of December, 1994, effective as of the dates set forth above.


                                   MATTEL, INC.


                                   By:  /s/ E. Joseph McKay
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